Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

                      Votes for      Votes withheld
Liaquat Ahamed        27,246,485     1,451,697
Ravi Akhoury          27,260,354     1,437,828
Barbara M. Baumann    27,382,047     1,316,135
Jameson A. Baxter     27,360,997     1,337,185
Charles B. Curtis     27,339,338     1,358,844
Robert J. Darretta    27,355,582     1,342,600
Katinka Domotorffy    27,308,771     1,389,411
John A. Hill          27,356,973     1,341,209
Paul L. Joskow        27,336,936     1,361,246
Kenneth R. Leibler    27,364,340     1,333,842
Robert E. Patterson   27,344,336     1,353,846
George Putnam, III    27,346,438     1,351,744
Robert L. Reynolds    27,379,971     1,318,211
W. Thomas Stephens    27,349,331     1,348,852

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for      Votes against     Abstentions    Broker non votes
21,516,812     874,615           1,173,342      5,133,414

March 27, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved as follows:

Votes for     Votes against     Abstentions     Broker non votes
23,265,131    959,734           1,356,024       4,736,970




All tabulations are rounded to the nearest whole number.